Exhibit 99.1

Kona Grill Now Open in The Woodlands, Texas

2013 Development Plans Attained; At Least Four New Kona Grills Expected in 2014

SCOTTSDALE, AZ, December 19, 2013 – Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, announced the opening of its newest restaurant in The Woodlands, Texas on December 18, 2013.

The new Kona Grill is located at 3 Waterway Square in The Waterway Square District of The Woodlands Town Center, a mixed-use urban development. The restaurant features an outdoor patio, a private dining area with multimedia capabilities, and a signature 700 gallon aquarium, among other water features, all in a setting that seats approximately 300 guests across 8,500 square feet. The restaurant will also feature a reserve wine list.

“We are elated to bring Kona Grill and its unique, polished-casual dining experience to The Woodlands,” said Berke Bakay, President and CEO. “This marks our second restaurant in the Houston market and fifth in Texas – a state where we have enjoyed strong results and are looking for attractive opportunities to secure additional restaurant locations. The opening of The Woodlands represents our twenty-fifth restaurant location and completes our 2013 development program, which also included the opening of our Boise, ID restaurant on October 18, and the comprehensive remodeling of our Scottsdale, AZ and San Antonio, TX restaurants.”

Bakay continued: “The buzz around the Kona Grill concept, from the compelling design and décor enhancements to the captivating guest experiences, is growing. Our development momentum remains strong and we plan to open at least four new restaurants in 2014, including our Fort Worth, TX restaurant in the first quarter. We are working diligently to expand our pipeline of new locations and plan to double our restaurant sales over the next five years.”

Currently, Kona Grill has six leases signed for new locations planned for 2014 and beyond, including Fort Worth, TX; El Paso, TX; Sarasota, FL; Alpharetta, GA; Miami, FL; and San Juan, Puerto Rico. The timing of openings will vary based on a variety of factors, including landlord delivery of the building, permitting, construction and other factors, some of which may be beyond the Company’s control.

About Kona Grill

Kona Grill (NASDAQ: KONA) features American favorites with an international influence and award-winning sushi in a casually elegant atmosphere. Kona Grill owns and operates 25 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 17 states: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Tampa); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas); Texas (Austin, Dallas, Houston, San Antonio, The Woodlands); Virginia (Richmond). For more information, visit www.konagrill.com.

Kona Grill Investor Relations Contact:

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

KONA@liolios.com